Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Third Quarter 2016 Financial Results

•	Net income of $14.2 million, or $0.44 per common unit

•	Quarterly cash distribution increased 1.0 cent to $0.42 per unit

•	Adjusted EBITDA of $16.8 million and distributable cash flow of $16.2 million, distribution coverage ratio of 1.19x

OMAHA, Neb., Oct. 31, 2016 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the third quarter of 2016. Third quarter 2016 net income was $14.2 million, or $0.44 per common unit. The partnership reported adjusted EBITDA of $16.8 million and distributable cash flow of $16.2 million, indicating a 1.19x coverage ratio of the third quarter distribution.

“We set another record for our throughput volumes this quarter mainly due to higher utilization rates of Green Plains’ ethanol production facilities,” said Todd Becker, president and chief executive officer of Green Plains Partners. “With a full quarter of operations, the newly acquired storage and distribution assets will further increase throughput volumes and cash flow in the fourth quarter. Since we completed our IPO sixteen months ago, production capacity associated with our storage facilities has increased nearly 50 percent and is now approaching 1.5 billion gallons per year. We are on track and well-positioned with our strong balance sheet to meet our growth and distribution objectives, which resulted in our fourth consecutive quarter of distribution increases.”

Third Quarter Highlights

•	On Sept. 23, 2016, Green Plains Partners acquired ethanol storage assets located in Madison, Ill., Mount Vernon, Ind. and York, Neb. for $90 million, which occurred concurrently with the acquisition of three ethanol plants by Green Plains Inc., from subsidiaries of Abengoa BioEnergy. The partnership used its amended revolving credit facility to fund the purchase. The storage and throughput agreement between the partnership and Green Plains Trade was amended to increase the minimum volume commitment to 296.6 million gallons per quarter.

•	On Oct. 20, 2016, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.42 per unit, or approximately $13.6 million, for the third quarter ended Sept. 30, 2016. The distribution will be paid on Nov. 14, 2016, to unitholders of record at the close of business on Nov. 4, 2016.

Results of Operations

Consolidated revenues increased $4.8 million for the three months ended Sept. 30, 2016, compared with the same period last year. Revenues generated from the partnership’s storage and throughput agreement with Green Plains Trade increased $3.8 million due to higher throughput volumes as a result of the acquired ethanol storage assets and higher production capacity utilization by Green Plains Inc. Revenues generated from the partnership’s rail transportation services agreement with Green Plains Trade increased $0.9 million due to higher railcar volumetric capacity provided by the partnership as a result of additional railcar requirements to transport incremental production volumes.

Operations and maintenance expenses increased $0.8 million for the three months ended Sept. 30, 2016, compared with the same period for 2015 primarily due to higher railcar lease expense. General and administrative expenses increased $0.4 million for the three months ended Sept. 30, 2016, compared with the same period for 2015 due to transaction costs related to the acquisition of ethanol storage assets and administrative costs incurred as a publicly traded entity.

Consolidated revenues generated by the partnership for the nine months ended Sept. 30, 2016, were $75.5 million. Net income for the nine months ended Sept. 30, 2016, was $40.4 million, or $1.24 per common unit. There were no revenues related to the ethanol storage and railcar assets for periods prior to July 1, 2015, when the commercial agreements between the partnership and Green Plains Trade became effective; therefore, the financial results for the nine months ended Sept. 30, 2015, are not comparable.

GREEN PLAINS PARTNERS LP

SELECTED OPERATING DATA

(unaudited, in million gallons)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Var.	2016	2015	% Var.
Product volumes
Storage and throughput services(1)(2)	292.2	215.6	35.5%	813.5	215.6	—%

Terminal services:
Affiliate	30.6	25.2	21.4	89.5	82.0	9.1
Non-affiliate	49.5	54.8	(9.7)	141.1	162.5	(13.2)

	80.1	80.0	0.1	230.6	244.5	(5.7)

Railcar capacity billed (daily average)(1)(2)	79.2	64.3	23.2	76.4	64.3	—

(1)	Volumetric data for the nine months ended Sept. 30, 2015, includes data since July 1, 2015, when related commercial agreements became effective.
(2)	Percentage variance not considered meaningful for the nine-month period ended Sept. 30, 2015.

Liquidity and Capital Resources

Total liquidity as of Sept. 30, 2016, was $24.3 million, including $1.3 million in cash and cash equivalents, and $23.0 million available under the partnership’s revolving credit facility. The balance outstanding on the partnership’s revolving credit facility was $132.0 million as of Sept. 30, 2016.

Conference Call Information

On Nov. 1, 2016, Green Plains Inc. and Green Plains Partners LP will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss third quarter 2016 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.765.5576 and 913.312.0837, respectively. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call and presentation can be accessed on Green Plains Partners’ website at http://ir.greenplainspartners.com. A transcript of the conference call will also be made available on the partnership’s website as soon as practicable.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financing transactions, minimum volume commitment deficiency payments, unit-based compensation expense and net gains or losses on asset sales. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable and maintenance capital expenditures. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

Comparability Related to Prior Periods

The financial results for the nine months ended Sept. 30, 2015, reflect the results of the MLP predecessor prior to the initial public offering (IPO) on July 1, 2015, and the results of the partnership for the period subsequent to the IPO through Sept. 30, 2015. The financial results of the MLP predecessor include the results of BlendStar, the partnership’s predecessor for accounting purposes, and the assets, liabilities and results of operations of certain ethanol storage and railcar assets contributed by Green Plains in a transfer between entities under common control in connection with the IPO.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company is the second largest consolidated owner of ethanol production facilities in the world, with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains, through its wholly owned subsidiary Fleischmann’s Vinegar Company, provides specialized ingredient solutions for leading food and feed manufacturers. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements

This news release may include forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others, that Green Plains Partners’ business plans may change as circumstances warrant because of general market conditions or other factors. Such statements are based on current expectations, forecasts and projections, including but not limited to, anticipated financial and operating results, plans, objectives, expectations and intentions that are not historical in nature. Specifically, the partnership may experience significant fluctuations in future operating results due to a number of economic conditions, including those discussed in Green Plains Partners’ reports that are filed with the SEC. When considering these forward-looking statements, investors should keep in mind these risk factors and other cautionary statements in Green Plains Partners’ SEC filings. Forward-looking statements may not be accurate indicators of future performance or results and should not be considered a guarantee of future performance or results. Green Plains Partners undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after this news release. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2016	December 31, 2015(1)
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,325	$16,385
Accounts receivable, including from affiliates	13,911	14,913
Other current assets	1,051	2,621

Total current assets	16,287	33,919
Property and equipment, net	51,986	41,862
Other assets	20,662	19,996

Total assets	$88,935	$95,777

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable, including to affiliates	$5,935	$6,128
Other current liabilities	6,824	7,475

Total current liabilities	12,759	13,603
Long-term debt	139,915	7,879
Other liabilities	3,301	2,485

Total liabilities	155,975	23,967
Partners’ capital	(67,040)	71,810

Total liabilities and partners’ capital	$88,935	$95,777

(1)	Recast to include the historical balances of assets acquired in a transfer between entities under common control.

GREEN PLAINS PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per unit amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Var.	2016	2015	% Var.(1)
Revenues
Affiliate	$24,139	$19,247	25.4%	$69,445	$21,895	—%
Non-affiliate	2,066	2,163	(4.5)	6,042	6,356	—

Total revenues	26,205	21,410	22.4	75,487	28,251	—
Operating expenses
Operations and maintenance	8,564	7,715	11.0	25,713	21,850	—
General and administrative	1,395	1,032	35.2	3,654	1,631	—
Depreciation and amortization	1,515	1,633	(7.2)	4,220	4,354	—

Total operating expenses	11,474	10,380	10.5	33,587	27,835	—

Operating income	14,731	11,030	33.6	41,900	416	—
Other income (expense)
Interest income	21	22	(4.5)	62	63	—
Interest expense	(501)	(173)	189.6	(1,295)	(227)	—

Total other expense	(480)	(151)	217.9	(1,233)	(164)	—

Income before income taxes	14,251	10,879	31.0	40,667	252	—
Income tax expense (benefit)	52	—	—	304	(3,999)	—

Net income	14,199	10,879	30.5	40,363	4,251	—
Net loss attributable to MLP predecessor	—	—	—	—	(6,628)	—

Net income attributable to the partnership	$14,199	$10,879	30.5%	$40,363	$10,879	—%

Net income attributable to partners’ ownership interest
General partner	$284	$218	30.3%	$807	$218	—%
Limited partners – common unitholders	6,962	5,332	30.6	19,786	5,332	—
Limited partners – subordinated unitholders	6,953	5,329	30.5	19,770	5,329	—
Earnings per limited partner unit (basic and diluted):
Common units	$0.44	$0.34	30.4%	$1.24	$0.34	—%

Subordinated units	$0.44	$0.34	30.5%	$1.24	$0.34	—%

Weighted average units outstanding (basic and diluted):
Common units	15,910	15,895		15,902	15,895

Subordinated units	15,890	15,890		15,890	15,890

Supplemental Revenues Data:
Storage and throughput services	$14,633	$10,795	35.6%	$40,954	$10,795	—%
Terminal services	3,048	2,997	1.7	8,893	9,141	—
Railcar capacity	7,888	6,987	12.9	23,562	6,987	—
Other	636	631	0.8	2,078	1,328	—

Total revenues	$26,205	$21,410	22.4%	$75,487	$28,251	—%

(1)	Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$40,363	$4,251
Noncash operating adjustments:
Depreciation and amortization	4,220	4,354
Deferred income taxes	(4)	(3,999)
Other	802	278
Net change in working capital	818	(490)

Net cash provided by operating activities	46,199	4,394

Cash flows from investing activities:
Purchases of property and equipment	(467)	(1,024)
Acquisition of assets from sponsor	(62,312)	—
Acquisition of assets	(90,000)	—
Other	—	19

Net cash used by investing activities	(152,779)	(1,005)

Cash flows from financing activities:
Proceeds from initial public offering, net	—	157,422
Net proceeds – revolving credit facility	132,000	—
Distributions to partners	(39,496)	(155,300)
Other	(984)	7,018

Net cash provided by financing activities	91,520	9,140

Net change in cash and cash equivalents	(15,060)	12,529
Cash and cash equivalents, beginning of period	16,385	5,705

Cash and cash equivalents, end of period	$1,325	$18,234

GREEN PLAINS PARTNERS LP

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

(unaudited, dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
Net income	$14,199		$10,879		$40,363		$4,251
Interest expense	501		173		1,295		227
Income tax expense (benefit)	52		—		304		(3,999)
Depreciation and amortization	1,515		1,633		4,220		4,354
Transaction costs	490		400		486		400
Unit-based compensation expense	60		24		82		24

Adjusted EBITDA	16,817		13,109		46,750		$5,257

Less:
Interest paid or payable	501		173		1,295
Income taxes paid or payable	53		—		308
Maintenance capital expenditures	77		108		252

Distributable cash flow(1)	$16,186		$12,828		$44,895

Distributions declared(2)	$13,629		$12,975		$40,069

Coverage ratio	1.19	x	0.99	x	1.12	x

(1)	Distributable cash flow for periods before July 1, 2015, is not considered meaningful.
(2)	Represents distributions declared for the applicable periods; distribution declared for each quarter is paid during the following quarter.

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com

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